EXHIBIT  99.1

FOR IMMEDIATE RELEASE

Contact:  Douglas W. Hall
          Vice President of Investor Relations
          (941) 741-4320
          douglas.hall@staff-leasing.com

          STAFF LEASING BOARD OF DIRECTORS FORMS OFFICE OF THE CHIEF
                                  EXECUTIVE;
                         CEO CHARLES S. CRAIG RESIGNS

BRADENTON, FL, December 10, 1999 - Staff Leasing, Inc. (NASDAQ: STFF), the nation's largest professional employer organization ("PEO"), announced today that its Board of Directors has formed an Office of the Chief Executive to oversee day-to-day operations. Charles S. Craig has resigned from his position as Chief Executive Officer. Mr. Craig will continue to serve on the Board of Directors as non-executive Chairman to assist the Special Committee of the Board of Directors in its evaluation of strategic alternatives.

The Office of the Chief Executive will consist of Richard A. Goldman, President and Director of the Company, and John E. Panning, Chief Financial Officer and Director of the Company. They will report directly to the Board of Directors' Executive Committee, chaired by Elliot B. Ross.

The Board of Directors' Special Committee is continuing to evaluate strategic alternatives available to the Company. As previously announced, the Company has entered into confidentiality agreements with a number of parties. These parties have now commenced due diligence. There can be no assurance that this process will result in a transaction or, if any transaction were to occur, as to the value to be obtained by the Company or its shareholders.

As the largest PEO in the United States, Staff Leasing provides its clients with a broad range of services, including payroll administration, risk management, benefits administration, unemployment and human resources consulting. The Company's clients are typically small to medium-sized businesses with five to 100 employees. Staff Leasing has 46 sales offices in Florida, Texas, Georgia, Arizona, Minnesota, North Carolina, Tennessee and Alabama.

A copy of this press release can be found on the Company's website at www.staff-leasing.com.